Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form F-1 of Zhibao Technology Inc. (FILE NO.333-274431) of our report dated December 21, 2023, with respect to our audits of the consolidated financial statements of Zhibao Technology Inc. as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

December 21, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com